Exhibit 99.1

Released on 1/19/12 at 4:38 p.m. by PR Newswire

FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Steve Brolly

  Fidelity Southern Corporation (404) 240-1504

FIDELITY SOUTHERN CORPORATION

RECORD EARNINGS $11.4 MILLION FOR 2011

REVENUES INCREASE 14% FOR 2011

EARNS $3.8 MILLION IN FOURTH QUARTER

ATLANTA, GA (January 19, 2012) – Fidelity Southern Corporation (“Fidelity” or the “Company”) (NASDAQ:LION), holding company for Fidelity Bank (the “Bank”), reported net income of $3.8 million for the fourth quarter of 2011 and $11.4 million for the year ended December 31, 2011. Net income was $3.0 million for the fourth quarter of 2010 and $10.1 million for the year ended December 31, 2010. After accounting for the TARP preferred dividend, basic and diluted earnings per share for the fourth quarter of 2011 were $.23 and $.21, respectively, compared to basic and diluted earnings per share of $.20 and $.18, respectively, in the fourth quarter of 2010. Basic and diluted earnings per share for the year ended December 31, 2011, were $.67 and $.60, respectively, compared to basic and diluted earnings per share of $.64 and $.57, respectively, for 2010.

	September 30,	September 30,	September 30,	September 30,	September 30,
	For the quarter ended
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
	(In Thousands)
Net Income	$3,832	$2,110	$3,614	$1,842	$2,988
Income Tax Expense	1,979	608	1,792	766	932
Provision For Loan Losses	5,300	4,400	4,850	5,775	6,975
Write-down of ORE	1,442	677	1,069	1,600	573
Other cost of ORE Operations	887	639	724	858	483

Pre-Tax, Pre-Credit Related Earnings	13,440	8,434	12,049	10,841	11,951
Less Security Gains	—	—	(1,078)	—	—
Less acquisition gain	(1,527)	—	—	—	—

Core Operating Earnings (1)	$11,913	$8,434	$10,971	$10,841	$11,951

(1)	The calculation of core operating earnings is a non-GAAP measure. We show core operating earnings which remove the effect of income taxes, provision for loan losses, cost of operation of ORE, and security gains because we believe that helps show a view of more normalized net revenues. The measure allows better comparability with prior periods, as well as with peers in the industry who also provide a similar presentation.

Fidelity’s Chairman, Jim Miller, said, “Fidelity had our highest net income ever. That is because of continued growth in revenues following our decision in 2007 to build for the future. We attracted the best professionals available throughout the South to expand our lending activities, open new office locations, and marketed and advertised heavily. We also continue to aggressively deal with legacy credit issues. Asset quality continues slow improvement in face of a stubborn real estate environment.

Fidelity Southern Corporation

Fourth Quarter Earnings Release

January 19, 2012

“Following our FDIC-assisted acquisition of Decatur First Bank last year, we will continue to bid on other available failed bank opportunities. The hard work to strengthen our company will continue.”

REVENUE GROWTH

Gross revenue increased approximately 14% for the year ended December 31, 2011, compared to 2010. Gross revenue is defined as net interest income and total noninterest income and was $122.3 million at December 31, 2011, compared to $107.6 million for 2010.

ASSET QUALITY

Net charge-offs were $6.7 million in the fourth quarter of 2011 compared to $7.2 million in the fourth quarter of 2010. Year to date, net charge-offs increased $1.3 million for the year ended December 31, 2011, to $20.5 million compared to $19.1 million for the same period in 2010. The ratio of net charge-offs to average loans outstanding was 1.38% for the year ended December 31, 2011, compared to 1.44% for the same period in 2010. The allowance for loan losses decreased $126,000 to $28.0 million or 1.72% of total loans at December 31, 2011, compared to $28.1 million or 2.00% at December 31, 2010. The allowance for loan losses was 1.81% of total legacy loans, excluding the Decatur First Bank acquisition loans.

Nonperforming residential construction and development legacy loans at December 31, 2011, included financing for 76 houses and 585 lots and land totaling $32.3 million. During the fourth quarter of 2011, $1.4 million of nonperforming construction loans were paid down by our customers.

During the fourth quarter of 2011, $3.8 million of ORE assets were sold while $11.2 million were added to ORE including $9.5 million associated with the FDIC-assisted acquisition of Decatur First Bank. ORE consisted of 66 houses, 454 lots, and 25 commercial properties. ORE increased $10.0 million to $30.5 million at December 31, 2011, compared to $20.5 million at December 31, 2010.

The provision for loan losses for the fourth quarter of 2011 was $5.3 million compared to $7.0 million for the fourth quarter of 2010. The provision for loan losses for the year ended December 31, 2011, was $20.3 million compared to $17.1 million in 2010. The increase of $3.2 million for the year is related primarily to the growth in the Bank’s legacy loan portfolio.

CAPITAL

At December 31, 2011, the Company had a 9.83% leverage ratio, 11.85% in tier one capital to risk weighted assets, and 13.70% in total capital to risk weighted assets. At December 31, 2011, the Bank had a leverage ratio of 9.08%, a tier one ratio of 10.93%, and a total capital ratio 12.73%.

Fidelity Southern Corporation

Fourth Quarter Earnings Release

January 19, 2012

DEPOSITS

Total deposits of $1.872 billion at December 31, 2011, reflect the improvement brought about by the Bank’s strategy to increase core deposits and the acquisition of Decatur First Bank in the fourth quarter of 2011 of approximately $135 million in deposits. Demand, money market, and savings accounts increased $174.6 million or 17.3% while brokered deposits decreased $43.3 million or 69.2% at December 31, 2011, compared to December 31, 2010. In addition, as part of an ongoing strategy to position the Bank for future higher interest rates, we have increased the average maturity of certificates of deposit while decreasing the interest rate paid on deposit accounts over the last twelve months.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	December 31, 2011		September 30, 2011		June 30, 2010		December 31, 2010
	$	%	$	%	$	%	$	%
	(Dollars in Millions)
Core deposits(1)	$1,523.1	81.4%	$1,414.1	80.1%	$1,363.5	79.8%	$1,304.5	80.9%
Time Deposits > $100,000	329.3	17.6	322.3	18.3	302.5	17.7	246.3	15.2
Brokered deposits	19.2	1.0	29.1	1.6	42.4	2.5	62.5	3.9

Total deposits	$1,871.5	100.0%	$1,765.5	100.0%	$1,708.4	100.0%	$1,613.3	100.0%

Quarterly rate on deposits	0.77%		0.88%		1.06%		1.19%

(1)	Core deposits are transactional, savings, and time deposits under $100,000.

REAL ESTATE

New residential construction loan advances made during the quarter totaled $7.5 million, while the payoffs of construction loans totaled $17.2 million. Legacy residential construction and A&D loans totaled $89.1 million at December 31, 2011, which decreased 22.9% from $115.5 million at December 31, 2010. There were 313 houses and 1,106 lots financed at December 31, 2011, compared to 304 houses and 1,415 lots at December 31, 2010.

NET INTEREST MARGIN

While net interest margin decreased to 3.72% in the fourth quarter of 2011 compared to 3.88% in the fourth quarter of 2010, net interest income for the fourth quarter of 2011 increased $1.6 million or 9.2% when compared to the same period in 2010. The net interest margin increased nine basis points compared to the third quarter of 2011. Net interest margin increased two basis points to 3.68% for the year ended December 31, 2011, compared to 3.66% for 2010 representing an increase in net interest income of $6.1 million or 9.5%. The increase in quarterly and year-to-date net interest income is a result of a greater reduction in the cost of funds than the decrease in the yield on earning assets.

Fidelity Southern Corporation

Fourth Quarter Earnings Release

January 19, 2012

INTEREST INCOME

Total interest income for the fourth quarter of 2011 increased $306,000 or 1.3% compared to the same period in 2010. Average interest-earning assets for the fourth quarter of 2011 increased $251.7 million or 14.0%, but was somewhat offset by a 58 basis point decrease in the yield on average interest-earning assets due primarily to the Bank offering competitive rates in the marketplace.

Year-to-date, total interest income decreased $1.6 million or 1.7% compared to the same period in 2010. While average interest-earning assets for the year ended December 31, 2011, increased $157.2 million or 8.8%, the yield on average interest-earning assets decreased 51 basis points. The decrease in yield was primarily the result of a decrease in the yield on loans of 52 basis points. In addition, investment security yields decreased 56 basis points to 3.09%.

INTEREST EXPENSE

Interest expense for the fourth quarter of 2011 decreased $1.3 million or 20.2% compared to the same period in 2010. The decrease in interest expense was attributable to a 46 basis point decrease in the cost of interest-bearing liabilities somewhat offset by an increase in average interest-bearing liabilities of $179.3 million or 11.4%. At December 31, 2011, brokered deposits represented only 1.0% of total deposits.

For the year ended December 31, 2011, interest expense decreased $7.7 million or 25.2% compared to the same period in 2010. The decrease in interest expense was attributable to a 59 basis point decrease in the cost of interest-bearing liabilities somewhat offset by an increase in average interest-bearing liabilities of $106.0 million. In addition to the general decrease in deposit rates, the Bank’s shift in deposit mix toward core demand and savings accounts contributed to the reduction in the cost of funds.

NONINTEREST INCOME

Noninterest income increased $2.1 million or 15.4% to $15.7 million for the quarter ended December 31, 2011, compared to the same period in 2010. The increase in noninterest income was primarily the result of a $1.2 million or 193.3% increase in SBA lending activities, a $1.7 million increase in other operating income, and a $493,000 or 45.3% increase in income from indirect lending activities, net of a $1.6 million or 16.6% decrease in income from mortgage banking activities. Income from SBA lending activities increased because of higher gains on sale related to loan sales totaling $17.4 million for the quarter ended December 31, 2011, compared to $8.2 million for the same period in 2010. Other operating income increased because of the $1.5 million gain associated with the FDIC-assisted acquisition in the fourth quarter of 2011. Indirect lending income increased because of higher gains on sale related to a $32.5 million increase in loans sold to $44.5 million for the quarter ended December 31, 2011, compared to the same period in 2010. Mortgage banking income decreased primarily due to an impairment against the mortgage servicing asset as a result of historically low mortgage interest rates and higher prepayments. The average interest rate on our serviced mortgage portfolio was 4.37% at December 31, 2011.

Fidelity Southern Corporation

Fourth Quarter Earnings Release

January 19, 2012

Noninterest income increased $8.5 million or 19.9% to $51.4 million for the year ended December 31, 2011, compared to the same period in 2010, reflecting a $6.0 million or 247.6% increase in income from SBA lending activities, a $1.8 million increase in other operating income due primarily to the gain on acquisition of Decatur First Bank, and a $1.4 million or 31.3% increase in indirect lending activities. The lending related increases were attributable to a larger number of sales and higher margins and were somewhat offset by a $1.2 million or 52.9% decrease in securities gains due to fewer sales.

NONINTEREST EXPENSE

Noninterest expense for the fourth quarter of 2011 increased $3.5 million or 17.2% to $23.6 million compared to the same period in 2010. Salaries and employee benefits expense increased $1.5 million related to new hires in the mortgage division and branch network. Other real estate expense increased $1.3 million or 120.5% to $2.3 million due to increased writedowns of ORE and foreclosure expenses. Other operating expenses increased $869,000 or 33.5% due primarily to legal expense. Somewhat offsetting this increase was a decrease in FDIC insurance expense of $432,000 or 49.3% due to a reduction in the FDIC assessment rate and base.

Noninterest expense for the year ended December 31, 2011, increased $9.4 million or 12.4% to $85.4 million compared to the same period in 2010. The increase was due primarily to higher salaries and employee benefits which increased $5.0 million or 11.6% to $47.5 million due to higher commission expense related to the increased SBA volume as well as an increased number of lenders in the mortgage, commercial, and indirect auto lending divisions. Other operating expense increased $3.0 million or 33.2% to $12.0 million due to increased legal expense, higher losses and mortgage related reserves, underwriting, and insurance expenses. Somewhat offsetting these increases was a decrease in FDIC insurance expense of $953,000 or 27.0% due to a reduction in the FDIC assessment rate and base.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 26 branches in Atlanta, Georgia, with two branches scheduled to open during the first quarter, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided through employees located throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 3 of Fidelity Southern Corporation’s 2010 Annual Report filed on Form 10-K with the Securities and Exchange Commission.

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